SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    THE TOPIARY MASTER FUND FOR BENEFIT PLAN INVESTORS (BPI) LLC


Address of Principal Business Office (No. & Street, City, State, and Zip Code):

         THE TOPIARY MASTER FUND FOR BENEFIT PLAN INVESTORS (BPI)
         LLC
         25 DeForest Avenue
         Summit, NJ  07901

Telephone Number (including area code): c/o Scudder Distributors Inc. (888) 262-0695

Name and Address of Agent for Service of Process:

         John T. Ferguson, Jr.
         c/o The Topiary Master Fund for Benefit Plan Investors (BPI) LLC 25 DeForest Avenue
         Summit, NJ  07901

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES /X/                                                       NO / /
              -                                                            -

                                  SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Summit and The State of New Jersey on the day of July, 2004.




                                      THE TOPIARY MASTER FUND FOR BENEFIT PLAN
                                      INVESTORS (BPI) LLC




                                      By: /s/ John T. Ferguson, Jr.
                                          ------------------------------------
                                         Name:  John. T. Ferguson, Jr.
                                         Title: Vice President





Attest:  /s/ John H. Kim
         -----------------------------
         Name:   John H. Kim
         Title:  Assistant Secretary